Exhibit 10.2

FS Bancorp, Inc. (the “Company”) Nonqualified 2022 Stock Purchase Plan (“NSPP”) Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the NSPP.	Enrollment / Change Form
Section 1:            ACTIONS
Check Desired Action Complete Sections
☐   Enroll in the NSPP 2 + 3 + 4 + 16
☐   Elect / Change Contribution Percentage                      2 + 4 + 16
☐   Withdraw from NSPP                                                 2 + 5 + 16
Section 2:              PERSONAL DATA
Name: __________________________________________
Home Address:                          __________________________________________
           __________________________________________
SSN or Employee ID:            __________________________________________
Section 3:              ENROLL
☐ I hereby elect to participate in the FS Bancorp, Inc. Nonqualified 2022 Stock Purchase Plan (the “NSPP”), effective at the beginning of the next Offering Period. I elect to purchase shares of Common Stock of the Company pursuant to the terms and conditions of the NSPP and this Enrollment/Change Form. I understand that the shares purchased on my behalf will be issued in street name and deposited directly into my brokerage account. I hereby agree to take all steps, and sign all forms, required to establish an account with the Company’s broker for this purpose. My participation will continue as long as I remain eligible, unless I withdraw from the NSPP by filing a new Enrollment/Change Form with the Company or any third party designated by the Company.

Section 4:              CONTRIBUTION ELECTION PERCENTAGE OR DOLLAR AMOUNT
I hereby authorize the Company to withhold from my Compensation such amount as is necessary to equal at the end of the applicable Offering Period (not to exceed $28,000 worth of Company Stock in any calendar year):

☐ ____ % of my Compensation paid during such Purchase Period, as long as I continue to participate in the NSPP. (The percentage must be a whole number.)

☐ $ ________    (withheld or paid over the Offering Period), as long as I continue to participate in the NSPP.

“Compensation” has the meaning provided for in the NSPP, and generally means: (1) for Employees, base compensation, commissions and bonuses, (2) for Directors, directors fees, and (3) for independent contractors, amounts actually paid in cash by the Company or a Designated Subsidiary for the performance of Services.

My contributions will be applied to the purchase of shares of Common Stock pursuant to the NSPP.

Note: You may not change your contributions during an ongoing Offering Period. A change in your contribution percentage or dollar amount can only take effect with the next Offering Period.
Section 5:    WITHDRAWAL FROM NSPP / DISCONTINUE CONTRIBUTIONS
☐ I hereby elect to withdraw from the NSPP and stop my contributions under the NSPP, effective as soon as reasonably practicable after this form is received by the Company. Accumulated contributions will be returned to me without interest, pursuant to Section 10 of the NSPP.

Note: No future contributions will be made if you elect to withdraw from the NSPP.  By making this election, you acknowledge and understand that you may not resume participation in the NSPP until the start of the next Offering Period and must timely file a new enrollment form to do so.
Section 6:    NO ADVICE REGARDING PARTICIPATION
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the NSPP or my acquisition or sale of Common Stock. I acknowledge, understand and agree that I should consult with my own personal tax, legal and financial advisors regarding my participation in the NSPP before taking any action related to the NSPP.
Section 7:    NATURE OF GRANT
By enrolling and participating in the NSPP, I acknowledge, understand and agree that:

a.	The NSPP is established voluntarily by the Company and it is discretionary in nature;

b.
The NSPP is not a tax-qualified employee stock purchase plan within the meaning of Code Section 423, and as such the tax and other benefits accorded to tax-qualified employee stock purchase plans are not available under this Plan;

c.	All decisions with respect to future offers to participate in the NSPP, if any, will be at the sole discretion of the Committee;

d.	I am voluntarily participating in the NSPP;

e.	The purchase price of the Common Stock is 100% of the fair market value of the Common Stock on the Exercise Date, as defined in the NSPP (i.e., there is no discounted purchase price);

f.	By participating in the Plan, I am entitled to a matching contribution of Common Stock, subject in all respects to the terms and limits of the NSPP;

g.	The purchase rights and Common Stock subject to the purchase rights, and the income from and value of same, are not intended to replace any pension rights or compensation; and
h.
 The purchase rights and the Common Stock subject to the purchase rights, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

Section 8:                RESPONSIBILITY FOR TAXES
I acknowledge that, regardless of any action taken by the Company or a Designated Subsidiary, the ultimate liability for all income tax or other tax related items related to my participation in the NSPP and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount withheld (if any) by the Company or a Designated Subsidiary. I further acknowledge that the Company and all Designated Subsidiaries: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the purchase rights granted pursuant to the NSPP, including, but not limited to, the purchase of Common Stock, the subsequent sale of Common Stock acquired pursuant to such purchase and the receipt of any dividends (if any); and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of my participation to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result.

Prior to any relevant taxable or tax withholding event, as applicable, I agree to make arrangements satisfactory to the Company or a Designated Subsidiary to fulfill all Tax-Related Items. In this regard, I authorize the Company or a Designated Subsidiary, or their agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:

a.   withholding from my wages or other cash compensation paid to me by the Company or a Designated Subsidiary;

b.  withholding from proceeds of the sale of Common Stock acquired upon purchase either through a voluntary sale or through a mandatory sale arranged by the Company or a Designated Subsidiary (on my behalf pursuant to this authorization and without further consent);

c.   my payment of a cash amount (including by check representing readily available funds or a wire transfer) to the Company or a Designated Subsidiary; or

d.  any other arrangement approved by the Committee and permitted under applicable law.

Depending on the withholding method, the Company or a Designated Subsidiary may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory rate for my tax jurisdiction(s) in which case I will have no entitlement to the equivalent amount in Common Stock and may receive a refund of any over-withheld amount in cash in accordance with applicable law.

Finally, I agree to pay to the Company or a Designated Subsidiary any amount of Tax-Related Items that the Company or a Designated Subsidiary may be required to withhold or account for as a result of my participation in the NSPP that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Common Stock or the proceeds of the sale of Common Stock, if I fail to comply with my obligations in connection with the Tax-Related Items.
Section 9:    ELECTRONIC DELIVERY AND ACCEPTANCE
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the NSPP by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the NSPP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 10:   COMPLIANCE WITH LAW
Unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock the Company shall not be required to deliver any shares under the NSPP prior to the completion of any registration or qualification of the shares under any applicable law, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. I agree that the Company shall have unilateral authority to amend the NSPP and this Agreement without my consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares.
Section 11:   TERMINATION, MODIFICATION, AND IMPOSITION OF OTHER REQUIREMENTS
The Company, at its option, may elect to terminate, suspend or modify the terms of the NSPP at any time, to the extent permitted by the NSPP. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the NSPP in accordance with the NSPP withdrawal procedures then in effect. The Company reserves the right to impose other requirements on my participation in the NSPP, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 12:   SEVERABILITY
If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, then (i) such provision will be excluded from the Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

Section 13:   WAIVER
I acknowledge that a waiver by the Company of breach of any provision of the Agreement shall not operate or be construed as a waiver of any other provision of the Agreement, or any subsequent breach by any Participant.
Section 14:   GOVERNING LAW AND VENUE
The Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the substantive laws of the State of Washington, without giving effect to such state’s conflict of laws rules.
Section 15:   INSIDER TRADING RESTRICTION AND MARKET ABUSE RULES
I acknowledge that I may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect my ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Common Stock, or rights to Common Stock (e.g., purchase rights), or rights linked to the value of Common Stock, during such times as I am considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I placed before possessing the inside information. Furthermore, I may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions and understand that I should consult my personal legal advisor on such matters. In addition, I acknowledge having read the Company’s insider trading policy, and agree to comply with such policy, as it may be amended from time to time, whenever I acquire or dispose of the Company’s securities.
Section 16:  ACKNOWLEDGEMENT AND SIGNATURE
I acknowledge that I have received a copy of the NSPP. I have read the NSPP and my signature below indicates that I hereby agree to be bound by the terms of the NSPP.

Signature:
Date: